EXHIBIT 10.1

LAND LEASE SUBTENANT AGREEMENT

THIS LAND LEASE AGREEMENT (“Lease”) is entered into and is made effective as of March 1, 2017 (“Effective Date”) by and between Lighthouse Botanicals Cooperative and J.R. Richardson, on the one hand (collectively “Landlord”), whose mailing address is: xxxxxxxxxxxxxxxxxxxxx, and Battle Mountain Genetics, whose mailing address is 555 N El Camino Real #A418, San Clemente, CA 92672 (collectively “Tenant”), who for the consideration of their mutual promises herein agree as follows:

1. Recitals.

1.1 Landlord is the tenant of the owner of the certain real property located at xxxxxxxxxxxxxxxxxxxxxxxxxxxxx (“Owner”) (“Premises”). The Premises are identified on the map attached hereto as Exhibit A and incorporated by reference herein. The property includes 220,000 square feet of greenhouses.

1.2 Subtenancy. The parties are entering into an agreement whereby Landlord is a tenant of Owner, and Tenant is subtenant of Landlord.

1.1.1 Further subtenancy. As described herein, Tenant, at its sole election, shall be permitted to sublease to one party only, namely to the California cannabis collective operating as VBF Brands, Inc., for as long as Tenant may be required to do so to comply with County or State law, or as Tenant may, by its own determination, consider it to be legally prudent to do so. (“Collective”). By Tenant’s entry into this Agreement, Collective acquires no rights against Landlord or Owner, except as may be provided by law. Tenant agrees to enter into an agreement with Collective with substantially the same terms, as may be applicable, as this Agreement. Tenant agrees that it is responsible for all legal compliance that may be required by Collective.

1.3 Tenant shall have the exclusive right to cultivate cannabis within the greenhouse structure identified on Exhibit A as structure E, and the non-exclusive right, as described herein, to cultivate cannabis within the structure identified on Exhibit A as structure C (part of the packing building) (“Structures”). The greenhouse structures remaining on Exhibit A shall remain in the possession of Landlord or Owner, as per separate agreement, to which Tenant is not a party.

1.4 The Tenant intends to cultivate and process cannabis on the Premises, and to process and manufacture cannabis-related products, in full compliance with Monterey County and California State Law, and in accordance with the standards, policies, and implementation procedures established by Landlord, as partially enumerated herein, but as reasonably developed from time to time for the purposes of maintaining a high quality level farm, security, health and safety standards, and as close to (if not meeting or exceeding) organic standards as possible.

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1.5 Obtaining all required commercial cannabis business licenses shall be the sole responsibility of Tenant as applicable. Landlord agrees, through Owner, to obtain the use permit entitlement through the Monterey County Resource Management Agency. If Tenant is unable to procure specifically manufacturing permitting and licensing under local or State law, this shall not affect the enforceability of this Agreement, whereas, if Tenant is unable to procure specifically cannabis permitting and licensing under local or State law, this shall affect the enforceability of this Agreement as provided herein (e.g., Sections 21, 22.2, et. seq).

2. Lease. Landlord leases to Tenant, and Tenant leases from Landlord the Tenant Structures on the Premises in accordance with the terms and conditions of this Lease. Further, Landlord agrees that Tenant may at its election sublease to the California cannabis collective operating as VBF Brands, Inc. in accordance with the terms of Section 1.1.1 of this Agreement, as Lease Terms, not mere recitals.

3. Initial Term.

3.1 Initial Term. The initial term of this Lease shall be three (3) years commencing upon April 1, 2017 and ending on March 31, 2020, with respect to Tenant’s lease for greenhouses referenced on Exhibit A as greenhouse E and C (part of the packing building ).

3.1.1 Term of lease for greenhouse referenced on Exhibit A as greenhouse E shall commence on April 1, 2017. Greenhouse E is twelve thousand (12,000) square feet. Rent for greenhouse E is ($.50) per square foot totaling $6,000 per month.

3.1.2 Term of lease for the shed/packing building referenced on Exhibit A as C/D, shall commence on April 1, 2017 (the “Packing Building”). The Packing Building shall be shared between Landlord and Tenant as follows: Tenant shall be entitled to one thousand (1,000) square feet of section C of the packing building, the ultimate size of which is four thousand (4,000) square feet, leased by Landlord from Owner under separate agreement. Rent for Tenant’s portion of the Shed shall be ($1.00) per square foot totaling $1,000 per month.

3.2 Option to Extend. Tenant shall have the option to extend the Initial Term of this Lease for two (2) additional five (5) year periods (“Option”) which shall run consecutively, following expiration of the Initial Term by providing Landlord with notice of exercise of the Option no later than One Hundred Eighty (180) days prior to the expiration of the Term. Exercise of option to extend lease term shall increase the monthly rental amount 5% upon each new option term.

3.3 Early Termination. Notwithstanding anything to the contrary contained herein, and in addition to any other available remedies, Landlord may terminate this Lease immediately upon notice to Tenant in any of the following events:

a. Delivery of written notice from any lender that holds a lien on the Real Property to Owner that Tenant’s activities on the Premises violate any loan covenant with such lender and delivery of copy of written notice to Tenant, provided Tenant is given a reasonable opportunity to cure any such alleged violation, and Tenant fails to do so in a reasonable time;

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b. Delivery of written notice or action by the United States Federal government requesting, recommending or requiring cessation of Tenant’s activities on the Premises and delivery of copy of written notice to Tenant. In such event, Tenant shall not be deemed to be in breach or default of this Agreement, nor shall Landlord, as a result of such event, otherwise benefit from any rights that would otherwise accrue to Landlord’s benefit if Tenant were to breach or default under this Agreement;

c. Any event that (i) causes Tenant to require closure of the Premises for more than 180 consecutive days for remediation of materially adverse circumstances created by Tenant’s use of the Premises, or for more than 210 nonconsecutive calendar days within a 360 consecutive day period, or (ii) causes Landlord’s insurance carrier to cancel or increase the premium for coverage on the Premises, excluding fire and other natural calamity events unless the source of such event is directly related to Tenant’s cannabis operation as well as negligent or intentional acts, including but not limited to a heat lamp-related fire in any cannabis cultivation site.

4. Rent.

4.1 Monthly Rent. Not later than the 5th day of each month during the Term, Tenant shall pay Landlord monthly rent as follows:

4.1.1 Rent for greenhouse E, and portion of the packing building C referenced on Exhibit A and defined in part in Section 3 et seq. of this Agreement, shall commence on April 1, 2017 and shall be $7,000 per month for the Initial Term, as further detailed in Sections 3.1.1 and 3.1.2 of this Agreement.

4.2 Security Deposit. Tenant shall pay Landlord the sum of $14,000 (fourteen thousand), payable prior to the commencement of said Lease as a true security deposit (“Security Deposit”). Landlord shall refund the deposit to Tenant upon Tenant’s full performance of its obligations under this lease and vacating of the premises, provided however, that the Landlord may deduct from the Security Deposit any unpaid assessments, expenses incurred for repairing damages to the premises, or cleaning expenses necessary to restore the premises to the condition they were in upon commencement of said Lease, ordinary wear and tear excepted.

4.3 Late Fees. If the monthly rent is not received by the tenth (10th) day of each month, it is late. Tenant hereby acknowledges that the late payment of the rent or other sums due hereunder will cause Landlord to incur costs not contemplated by said Lease, the exact amount of which will be extremely difficult to ascertain. In the event Rent is not paid by the 10th day of the month, a pay charge equal to ten percent (10%) of the overdue amount will be due immediately. The parties agree that such late charge represents a fair and reasonable estimate of the costs incurred by reason of the late payment. Acceptance of late payment or enactment of late payment penalty shall not waive any rights of Landlord under said Lease. In the event Tenant’s monthly rent check payment is returned for any reason Tenant will incur a returned check charge of $25.00. After such occurrence Landlord has the right to demand payments by cashier’s check, money order or cash.

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4.4 Utilities. Tenant shall be solely responsible to pay prorated natural gas, heating, cooling, energy, light, power, sewer service, telephone, water, refuse disposal and other utilities and services provided to the Premises during the Term, together with any related installation or connection charges or deposits. Landlord shall install a submeter to measure electricity use by Tenant. Each individual greenhouse structure shall be equipped with an electrical meter supplied by Landlord.

a. The Premises is supplied with water by a well located on adjacent property owned by Owner. Tenant shall be entitled to the water produced by said well that is necessary to accomplish Tenant’s objectives, subject to local and State restrictions on water usage. In the event the Tenant’s usage of water causes said well to need repair, the Parties agree to split the costs of said well.

b. Except as provided herein, in no event shall Landlord be liable for billings, payments, advancements of money for payment, or reimbursement to others for or with respect to any of the above services, materials or charges.

5. Use.

5.1 Tenant’s Business. Tenant shall use the Premises for the exclusive purpose of cannabis cultivation and to process and manufacture cannabis-related products, as defined in Section 1.3 of this Lease, and for no other use (“Permitted Activities”). Tenant shall not use or permit the use of the Premises for any other purpose whatsoever without the express prior written consent of Landlord. Except as necessary for Tenant to conduct the Permitted Activities, Tenant shall not commit any acts on the Premises, nor use the Premises in any manner, that will increase the existing insurance rates for or cause the cancellation of any fire, liability or other insurance policy insuring or hereinafter insuring the Premises or the improvements on the Premises. Tenant shall comply will all cannabis compliance requirements set forth by the County of Monterey and State of California.

6. Premises Security. Except as provided by Landlord, Tenant shall be responsible for ensuring the perimeter and all eased areas and structures of the areas that Tenant is leasing from Landlord are adequately secured against trespassing. Landlord and Tenant shall jointly meet with co-tenants, if any, to ensure Premises security protocols and expectations are adequately communicated and understood. Landlord shall nominate a property manager that staff and co-tenants may contact and maintain a 24-hour contact phone number for use in the event of an emergency. Where necessary, Tenant shall make itself available to communicate with co-tenants on Landlord’s behalf or on behalf of co-tenants, or Owner.

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7. Taxes.

7.1 Real Property Taxes. Tenant shall pay prorated ad valorem real property taxes (including assessments) levied or assessed upon the Leased Property during the term of this Lease, one-half (½) on December 1 and one-half (½) on April 1 of each year. Landlord will provide Tenant with a copy of the tax bill at least ten days (10) prior to December 1 of each year.

7.1.2 Yearly Increase. The ad valorem real property tax allocation shall be the same if the yearly tax amount is increased due to improvements. The most current tax bill shall be attached hereto as Exhibit B. Any further leasing of greenhouse space by Tenant in the future shall reflect a corresponding increase in Tenant’s tax liability.

7.2 Bonded Indebtedness. Landlord retains the option to pay any assessment in full before any bonded indebtedness shall accrue as a result of Tenant’s failure to timely pay. In the event Landlord pays such assessment, Landlord may charge Tenant with a proportionate share of such assessment as if such assessment became a bonded indebtedness including a 10% penalty payment.

7.3 Personal Property Taxes. Tenant shall pay, before delinquency, all business inventory and personal property taxes and other charges of every description which may be levied or assessed during the term of this Lease upon or against Tenants business, personal property, or trade fixtures, together with any interest or penalties which may be incurred. In the event Tenant fails to pay any of the foregoing, Landlord may pay same together with any interest and penalties and Tenant agrees to reimburse Landlord as provided herein.

8. Condition of Premises. Tenant accepts possession of the Premises in its existing “as is, where is” condition. Except as enumerated herein, Tenant shall secure all permits, licenses or other approvals required by any governmental authority for its use or buildout of the Premises.

9. Repairs and Maintenance.

9.1 Tenant’s Responsibility. Tenant shall keep and maintain the Premises in good operating order and condition at Tenant’s sole cost. Tenant shall be responsible for replacing such items as needed, and deliver to Landlord physical possession of the Premises at the termination of this Lease or any sooner expiration thereof in as good condition and repair as Tenant received the Premises, reasonable wear and tear excepted. If repairs or improvements made by Tenant require any permit from the County of Monterey, Tenant shall bear full financial responsibility for obtaining the necessary permits.

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9.2 Tenant’s Failure to Maintain. If at any time during the Term, including any extensions thereof, Tenant fails to maintain the Premises or make any repairs or replacements as stated, Landlord shall have the right to, but shall not be required to, enter the Premises and perform the maintenance or make the repairs or replacements or retain third party servicemen to perform such services, as the case may be. Any sums expended by Landlord in so doing, together with interest at ten percent (10%) per annum, shall be deemed Additional Rent and shall be immediately due from Tenant on demand of Landlord.

10. Alterations.

10.1 Landlord Consent. Tenant shall not make or allow any structural alterations, additions or improvements to the Premises or any part of the Premises (collectively “Alterations”) without Landlord’s prior written consent. All Alterations and any furnishings, fixtures, equipment or decorative improvements remaining on the Premises after the termination or earlier expiration of this Lease shall become Landlord’s property and shall remain on the Premises without compensation to Tenant, unless Tenant elects to have Tenant remove the same and restore the Premises to the condition as of the date of this Lease, in which event Tenant shall cause such removal and/or restoration to be done at Tenant's sole cost and expense, or, in the absence of Tenant’s said election, unless Landlord elects, by notice to Tenant, to have Tenant remove the same and restore the Premises to the condition as of the date of this Lease, in which event Tenant shall cause such removal and/or restoration to be done at Tenant's sole cost and expense. All improvements, additions, Alterations and repairs and the removal and restoration thereof, if required by Landlord, shall be performed in accordance with all applicable laws and at Tenant’s sole cost and expense.

10.2 Notice. At least thirty (30) days before any construction commences or materials are delivered for any Alterations that Tenant is making to the Premises, Tenant shall give written notice to Landlord as to when the construction is to commence or the materials are to be delivered. Landlord shall then have the right to post and maintain on the Premises any notices that are required to protect Landlord and Landlord’s interest in the Premises from any liens for work and labor performed or materials furnished in making the Alterations. It shall be Tenant’s duty to keep the Premises free and clear of all liens, claims and demands for work performed, materials furnished or operations conducted on the Premises by or on behalf of Tenant.

11. Entry. Except in an emergency, or where Tenant is in breach hereof, Landlord shall give Tenant not less than 24 hours’ notice of Landlord or its authorized agent’s entry upon the premises for purposes of inspection to determine the compliance with the terms of this Lease, exercising all rights under said Lease, posting notices, and all other lawful purposes, so long as such entry shall not unreasonably disrupt the Tenant’s conduct of business. Landlord and Owner shall have unfettered access to all other structures, as agreed on separately between themselves.

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12. Surrender of Premises.

12.1 Surrender. On the last day of the Initial Term, if Tenant does not timely exercise Tenant’s Option to Extend under 3.2 of this Agreement, or on the sooner termination of this Lease, Tenant shall surrender the Premises promptly and peaceably to Landlord. If Tenant fails to surrender the Premises at the end of the Initial Term, if Tenant does not timely exercise Tenant’s Option to Extend under 3.2 of this Agreement, or other sooner termination of this Lease, then Tenant shall indemnify Landlord against reasonable loss or liability resulting from the delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. After the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge, and deliver to Landlord, within ten (10) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the real property containing the Premises.

12.2 Holding Over. At the end of the Term, should Tenant hold over for any reason, it is agreed that such hold over shall result in a month-to-month tenancy and not a renewal or extension of the Term of this Lease. Tenant shall pay monthly rent in an amount equal to one hundred twenty five percent (125%) of the Monthly Rent payable for the month immediately prior to the end of the Term or any extension thereof (“Holdover Rent”) pro-rated for the number of days that Tenant holds over following the end of the Term of this Lease. The tenancy during such holdover period shall be subject to every other term, covenant, and condition in this Lease that is consistent with, and not contrary to, a month-to-month tenancy.

13. Indemnification - Tenant’s Obligation. Tenant shall indemnify, defend, protect and hold free and harmless Landlord and Landlord's employees, agents and contractors from all liabilities, penalties, losses, damages, costs, expenses, causes of action, claims or judgments, including, but not limited to, attorney's fees and costs, arising by reason of any death, bodily injury, personal injury or property damage resulting from: (i) any cause occurring in or about the Premises or resulting from an occurrence in or about the Premises during the Term, unless due to the negligence or willful misconduct of Landlord, Landlord’s employees, agents or contractors; (ii) any act, work or thing done or permitted to be done or otherwise suffered, or any omission to act, in or about the Premises by Tenant or by any of Tenant's agents, officers, directors, employees, subtenants, contractors, licensees, or invitees; (iii) the negligence or willful misconduct of Tenant or Tenant's agents, employees, subcontractors, invitees, licensees, contractors, and subcontractors, wherever it occurs; (iv) an uncurable violation of any local or state laws or (v) an Event of Default by Tenant or any failure to comply with any provision of this Lease. Similarly, Landlord shall indemnify, defend, protect and hold free and harmless Tenant and Tenant’s employees, agents and contractors from all liabilities, penalties, losses, damages, costs, expenses, causes of action, claims or judgments, including, but not limited to, attorney's fees and costs, arising by reason of any death, bodily injury, personal injury or property damage resulting from: (i) any cause occurring in or about the Premises or resulting from an occurrence in or about the Premises during the Term, unless due to the negligence or willful misconduct of Tenant, Tenant’s employees, agents or contractors; (ii) any act, work or thing done or permitted to be done or otherwise suffered, or any omission to act, in or about the Premises by Landlord or by any of Landlord’s agents, officers, directors, employees, subtenants, contractors, licensees, or invitees; (iii) the negligence or willful misconduct of Landlord or Landlord’s agents, employees, subcontractors, invitees, licensees, contractors, and subcontractors, wherever it occurs; (iv) an uncurable violation of any local or state laws or (v) an Event of Default by Landlord or any failure to comply with any provision of this Lease.

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14. Insurance.

14.1 Real Property Insurance. Landlord shall be solely responsible for procuring and maintaining general property insurance on the Premises. However, if Landlord’s insurance costs are increased due to Tenant’s particular use of the Premises, then Tenant shall pay to Landlord the full cost of such increase attributable to the Tenant’s use of the Premises. Upon any such increase, Tenant shall have the right to research and procure comparable insurance with the same coverage and deductibles as Landlord’s then-current insurance through Tenant’s own means in order to reduce such costs. Tenant shall have no interest in, nor any right to, the proceeds of any insurance procured by Landlord for or with respect to the Premises, except for amounts specifically designated by the carrier as compensation for: (i) tenant improvements installed and paid for by Tenant; (ii) Tenant's furniture, fixtures, and equipment; or (iii) Tenant's moving or relocation costs. Landlord agrees to provide Tenant with any and all related insurance documentation, upon Tenant’s reasonable request.

14.2 Tenant’s Insurance. At all times during the Term and any holdover period and/or options term, Tenant, at its sole cost and expense, shall procure and maintain the following types of insurance:

14.2.1 Tenant shall, at Tenant's expense, obtain and keep in force during the Term of this Lease a policy of commercial general liability insurance with Broad Form Liability, and cross-liability endorsements, insuring Landlord and Tenant against any liability arising out of the use or occupancy of the Premises and all areas appurtenant thereto, including parking areas. Such insurance shall be in an amount satisfactory to Landlord of not less than $1,000,000 for fire damage, $3,000,000 per occurrence and $5,000,000 annually in the aggregate for all claims. Such policy shall name Landlord as an additional insured.

14.2.2 Tenant shall, at Tenant's expense, obtain and keep in force, during the Term of this Lease, an “all risk” insurance policy with a sprinkler damage endorsement for Tenant's personal property, inventory, Alterations, fixtures, equipment, plate glass, and leasehold improvements located on the Premises, in an amount not less than one hundred percent (100%) of their actual replacement value, providing coverage for risk of direct physical loss or damage, including sprinkler leakage, vandalism, and malicious mischief. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the personal property, inventory, Alterations, fixtures, equipment, and leasehold improvements so insured. Provided such proceeds are applied as set forth in this Section 14.2.2, any insurance proceeds received by Tenant under such policy shall be the sole property of Tenant, and Landlord shall have no rights thereto.

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14.3 Waiver of Subrogation. All insurance maintained by Landlord and Tenant shall each contain a waiver of subrogation clause.

15. Trade Fixtures. Tenant shall have the right, at any time and from time to time during the Term, at Tenant’s sole cost and expense, to install and affix on the Premises items for use in Tenant’s trade or business (collectively “Trade Fixtures”). Fixtures and all improvements, except as to Structural Improvements, installed in the Premises by Tenant shall always remain the property of Tenant and may be removed at the expiration of the Term or any extension, provided that any damage to the Premises caused by the removal of the Trade Fixtures shall be repaired by Tenant, and further provided that Landlord shall have the right to keep any Trade Fixtures or to require Tenant to remove any Trade Fixtures that Tenant might otherwise elect to abandon. Any Trade Fixtures that are not removed from the Premises by Tenant within twenty-one (21) days after the Termination Date shall be deemed abandoned by Tenant and shall automatically become the property of Landlord as owner of the real property to which they are affixed, except in cases where more than 21 days is reasonably necessary for Tenant to remove said Trade Fixtures, and provided that Tenant timely and reasonably exercises all actions necessary to remove said Trade Fixtures promptly, i.e., as soon as reasonably practicable

16. Signs. Tenant shall not place, maintain, nor permit on any exterior door, wall, or window of the Premises any sign, awning, canopy, marquee, or other advertising without (i) the express prior written consent of Landlord, and (ii) complying with any criteria as to signs in both applicable ordinances and in any covenants, conditions, and restrictions recorded prior to the date of this Lease. Furthermore, Tenant shall not place any decoration, lettering, or advertising matter on the glass of any exterior window of the Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld. If Tenant installs any sign, awning, canopy, marquee, decoration, or advertising matter in accordance with the terms of this Section, Tenant shall maintain it in good appearance and repair at all times during this Lease. At the Termination Date, any of the items mentioned in this Section that are not removed from the Premises by Tenant may, without damage or liability, be removed and destroyed by Landlord and Tenant shall be liable to Landlord for the cost of such removal and destruction.

17. Damage and Destruction.

17.1 Insured Casualty. If, during the term, the premises are totally or partially destroyed from a risk covered by Tenant’s insurance, rendering the Premises totally or partially unusable, Tenant shall restore the premises. Such destruction shall not terminate this Lease. If the existing laws do not permit the restoration, either party can terminate this Lease immediately by giving written notice to the other party. If the costs of restoration exceeds the amount of the proceeds received from Tenant’s insurance, Tenant can elect to terminate this Lease by giving notice to Landlord within twenty (20) days after determining that the restoration costs will exceed the insurance proceeds, provided that Tenant provides Landlord together with termination notice, (i) a professional evaluation supporting Tenant’s determination, (ii) the totality of insurance proceeds and (iii) Tenant’s written waiver of any and all rights in and to, or reimbursement of monies had or held by Landlord at any time.

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17.2 Uninsured Casualty. If the Premises are damaged or destroyed in whole or in part by any uninsured or under insured casualty, Landlord may within one hundred and twenty (120) days following the date of such damage: (i) commence to restore the Premises to substantially the same condition as they were in immediately before the destruction and prosecute the same diligently to completion, in which event this Lease shall continue in full force and effect; or (ii) within the 120-day period, Landlord may elect not to so restore the Premises. In either event, Landlord shall give Tenant written notice of its intention within one hundred and twenty (120) days following such casualty.

18. Condemnation.

18.1 Date of Condemnation. If, during the Term or any renewal thereof, the whole of the Premises shall be taken pursuant to any condemnation proceeding, this Lease shall terminate on the date that title vests pursuant to such taking, and after that, both Landlord and Tenant shall be released from all obligations under this Lease.

18.2 Partial Termination. If, during the Term or any renewal or extension, only a part of the Premises is taken pursuant to any condemnation proceeding and the remaining portion is not suitable or adequate for the purposes for which Tenant was using the Premises prior to the taking, or if the Premises should become unsuitable or inadequate for those purposes by reason of the taking of any other property adjacent to or over the Premises pursuant to any condemnation proceeding, or if by reason of any law or ordinance the use of the Premises for the purposes specified in this Lease shall become unlawful, then and after the taking or after the occurrence of other described events, Tenant shall have the option to terminate, and the option can be exercised only after the taking or after the occurrence of other described events by Tenant giving ten (10) days' written notice to Landlord, and Rent shall be paid only to the time when Tenant surrenders possession of the Premises. Without limiting the generality of the previous provision, it is agreed that in the event of a partial taking of the Premises pursuant to any condemnation proceeding, if the number of square feet of floor area in the portion remaining after the taking is less than eighty percent (80%) of the number of square feet of floor area at the commencement of the Term, Tenant shall, after the taking, have the option to terminate this Lease on ten (10) days written notice to Landlord, and Rent shall be paid only to the time when Tenant surrenders possession of the Premises.

18.3 Restore Premises. If only a part of the Premises is taken pursuant to any condemnation proceeding under circumstances that render Tenant without the option to terminate this Lease as provided in this Section, or having the option to terminate, Tenant elects not to terminate, then Landlord shall, at Tenant's expense, promptly proceed to restore the remainder of the Premises to a self-contained architectural unit, and the Monthly Rent payable shall be reduced effective as of the date of the taking to an amount that shall be in the same proportion to Monthly Rent payable prior to the taking, as the number of square feet of floor area remaining after the taking relates to the number of square feet of floor area immediately prior to the taking.

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18.4 Tenant Rights. If the whole or any part of the Premises are taken pursuant to any condemnation proceeding, then Landlord shall be entitled to the entirety of any condemnation award except that portion specifically allocable by the condemning authority, if any, to: (i) tenant improvements installed and paid for by Tenant or (ii) Tenant's furniture, fixtures, and equipment.

19. Default. Any of the following events or occurrences, after the expiration of any applicable cure period, shall constitute a material breach of this Lease by Tenant and, shall constitute an event of default (each an “Event of Default”):

20.1 The failure by Tenant to comply with any local or California Statelaw, following a reasonable opportunity to cure, and upon Tenant’s failure to reasonably exercise all necessary efforts to cure.;

20.2 The failure by Tenant to pay any amount in full when it is due under the Lease, which Tenant has not cured within five (5) calendar days of receiving written notice of such failure from Landlord;

20.3 The failure by Tenant to perform any obligation under this Lease, which by its nature Tenant has no capacity to cure, except where, by operation of law, and to no fault of Tenant, Tenant has no reasonable capacity to cure (legal impossibility), in which case Tenant shall not be deemed to be in Default, nor shall such event be deemed an Event of Default;

20.4 Any of the following: any voluntary filing, petition, or application by Tenant under any law relating to insolvency or bankruptcy, whether for a declaration of bankruptcy, a reorganization, an arrangement, or otherwise; the abandonment, vacation, or surrender of the Premises by Tenant without Landlord's prior written consent; or the dispossession of Tenant from the Premises (other than by Landlord) by process of law or otherwise, not due to Tenant’s own fault or failure to take any reasonable action to cure;

20.5 Any of the following: the appointment of a trustee or receiver to take possession of all or substantially all of Tenant's assets or the attachment, execution or other judicial seizure of all or substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, unless the appointment or attachment, execution, or seizure is discharged within thirty (30) days; or the involuntary filing against Tenant of a petition to have Tenant declared bankrupt or for reorganization or arrangement of Tenant under any law relating to insolvency or bankruptcy, unless the petition is dismissed within sixty (60) days; or

20.6 The abandonment of the Premises by Tenant.

20.7 Any action by Tenant that does not comport and comply with best practices as established by Clean Green Certified and the National Organic Program.

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21. Violations of County of Monterey and State of California Cannabis Regulations. In the event that Tenant commits a violation of the County of Monterey or State of California cannabis related ordinances and statutes enacted after the execution of this Lease, for which Tenant is provided an opportunity by state or local authorities to cure such violation while continuing to operate, Tenant shall provide a copy of such notice of violation to Landlord within fifteen (15) days after receipt of the same and promptly cure any such violation. In the event such violation can be, and is, cured such that Tenant can continue to operate in good standing, such violation shall not be an immediate Event of Default. If Tenant is, by operation of law, precluded from the ability to comply with the laws of Monterey or the State of California, Tenant shall be excused from performance of this Agreement. However, if Tenant becomes non-compliant with the laws of Monterey or the State of California, having failed to reasonably exercise all reasonable actions necessary to become compliant with said laws, Tenant shall be deemed to be in default of this Agreement, provided that Tenant has a reasonable opportunity (or reasonable opportunities) to cure any such non-compliance (or series of non-compliances), and fails to avail himself of said reasonable opportunity (or reasonable opportunities).

22. Remedies. Upon the occurrence of an Event of Default, Landlord, in addition to any other rights or remedies available to Landlord at law or in equity, shall have the right to:

22.1 Terminate the Lease. Terminate this Lease and all rights of Tenant under this Lease by giving Tenant written notice that this Lease is terminated, in which case Landlord may recover from Tenant the aggregate sum of:

(i) The worth at the time of award (e.g. the amount) of any unpaid Monthly Rent that had been earned at the time of termination;

(ii) Any other amount necessary to compensate Landlord for all the detriment caused by Tenant's failure to perform Tenant's obligations or that, in the ordinary course of things, would be likely to result from Tenant's failure; and

(iii) All other amounts in addition to or in lieu of those previously set out as may be permitted from time to time by applicable California law.

As used in clauses (i) and (ii) of this Section 22.1, the worth at the time of award is computed by allowing interest at the rate of ten percent (10%) per annum. As used in this Section, the term Monthly Rent shall include Monthly Rent, Additional Rent and any other payments required by Tenant under this Lease.

22.2 Notwithstanding any section or subsection of this Agreement to the contrary, if Tenant is precluded from local (Monterey) or State cannabis compliance laws, Tenant shall not be deemed to have defaulted under this Agreement.

Page 12 of 16 Plus Exhibits A and B

23. Estoppel Certificates. Each party, within ten (10) days after notice from the other party, shall execute and deliver to the other party, in recordable form, a certificate stating this lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications. The certificate shall also state whether the party contends that the other party is in default hereunder, and describes such default. Failure to deliver the certificate within the ten (10) days shall be conclusive upon the party failing to deliver the certificate for the benefit of the party requesting the certificate and any successor of the party requesting the certificate, that this lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate.

24. Lease Entity and Authorizations. Landlord represents and warrants it currently is a California non-profit mutual benefit company properly formed under the laws of the State of California and authorized to do business therein and is in full compliance with all necessary state taxes, insurance and business licenses. However, Tenant agrees to allow Landlord to fully, and without reservation, transfer any and all rights enjoyed by Landlord under this Agreement, to the for-profit entity currently tentatively anticipated to be Lighthouse Botanicals Holding, LLC or Incorporated, and allow the for-profit entity to continue to enjoy any and all rights and obligations currently enjoyed by Landlord under this Agreement, as if the for-profit entity were the same as the non-profit entity, in which case the new Landlord will be the for-profit entity. As it currently stands, Tenant anticipates forming a for-profit entity within sixty (60) days of execution of this Agreement (i.e., April/May 2017 ), and Tenant Agrees that the for-profit entity formed and selected by Landlord shall be the assignee of this Agreement, and the Parties agree that they shall modify the preamble, signature blocks, Notice Provisions (e.g. Section 25.13), and any other applicable section of this Agreement to reflect that the new Landlord is a for-profit entity. In such a case, both Parties shall sign this Agreement once again, with a new date of execution, but applicable/retroactive to the original execution date of this Agreement, with all terms and conditions of this Agreement remaining in full effect, and no change to any aspect of this Agreement except the preamble, signature block, Notice Provisions (e.g. Section 25.13), and any other applicable section of this Agreement, the substance of this Agreement remaining unmodified.

25. General Provisions.

25.1 Amendment. This Lease may not be amended, modified or supplemented except by a written agreement executed by all the Parties.

25.2 Attorneys’ Fees. If Tenant fails to make any payment under this Lease in a timely manner, or if Landlord takes any actions to enforce the terms and conditions of this Lease, then Tenant covenants to pay all of Landlord’s costs and expenses of collection and other costs incurred by Landlord as a result thereof, including, but not limited to, Landlord’s actual attorneys’ fees and expenses incurred by Landlord on account of such collection, and for professional advice and for any and all other services Landlord determines to be necessary or advisable under such circumstances. Similarly, Landlord shall be bound to pay all reasonable attorney fees and other costs that Tenant incurs as a result of any breach by Landlord of this Agreement.

Page 13 of 16 Plus Exhibits A and B

25.3 Binding Effect. This Lease shall be binding upon and shall inure to the benefit of the Parties hereto and their permitted successors and assigns, and any reference to a Party hereto shall also be a reference to a permitted successor or assign.

25.4 Captions. The titles and captions contained in this Lease are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Lease or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Lease and all references to Exhibits are references to Exhibits to this Lease.

25.5 Complete Agreement. This Lease and the attached Exhibits constitute the complete and exclusive statement of agreement among the Parties with respect to the subject matter herein and therein replace and supersede all prior written and oral agreements or statements by and among the Parties. No representation, statement, condition or warranty not contained in this Lease, or the attached Exhibits, will be binding on the Parties or have any force or effect whatsoever, notwithstanding the provisions of Civil Code section 1698.

25.6 Controlling Law. This Lease shall be governed by and construed and enforced in accordance with the laws of the State of California.

25.7 Counterparts. This Lease may be executed simultaneously in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.8 Enforcement of Certain Rights. Nothing expressed or implied in this Lease is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the Parties hereto, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Lease, or result in such person, firm or corporation being deemed a third party beneficiary of this Lease.

25.9 Fees and Expenses. Except as otherwise provided in this lease each Party shall pay its own fees, costs and expenses incurred in connection with this Lease and the transactions contemplated hereby, including, but not limited to, the fees, costs and expenses of its accountants and counsel.

25.10 Further Documents and Acts. The Parties to this Lease will, in good faith, exercise and perform such other acts as are reasonably necessary and appropriate to consummate and carry out the terms and conditions and other contracts described under this Lease. The Parties agree to execute and deliver such further instruments, agreements, contracts and documents, as may be reasonably required to effectuate the stated and intended purposes of this Lease.

Page 14 of 16 Plus Exhibits A and B

25.11 Interpretation. In the event any claim is made by any Party relating to any conflict, omission or ambiguity in this Lease, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Lease was prepared by or at the request of a particular Party or his or its counsel. The Parties further agree that California Civil Code Section 1654 does not apply to this Lease.

25.12 Jurisdiction and Venue. The Parties acknowledge and understand that the making of this Agreement is in Monterey County, California. Any suit, arbitration, mediation or other remedial process shall be filed and maintained in Monterey County, California.

25.13 Notices. Any notice or demand herein or by law required or permitted to be given to or made by either Tenant or Landlord shall be in writing and may be personally serviced upon the party to whom the same may be addressed, or may be sent to such party by registered or certified United States mail, addressed to such party at the address given below. When served by mail, the date of service shall be the date of mailing.

To Tenant: TJ Magellanes for Battle Mountain Genetics	To Landlord: J.R. Richardson Lighthouse Botanicals

25.14 Reliance on Authority of Person Signing Agreement. If a Party is not a natural person, then no other Party will (a) be required to determine the authority of the individual signing this Lease to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual, or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Lease on behalf of such entity. In any event, both Parties to this Agreement warrant that they have the requisite legal authority to enter into this Agreement, and shall, upon reasonable request, provide any documentation to fully demonstrate said authority.

25.15 Remedies Cumulative. The remedies under this Lease are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

25.16 Representations and Warranties. The representations and warranties, covenants and agreements of the Parties set forth in this Lease shall remain in full force and effect until duly satisfied or performed by the appropriate Party hereto. This Section shall not limit or restrict the Parties’ remedies against each other or any other person for fraud, willful misconduct, bad faith or any other intentional breach of any representation, warranty, covenant or agreement contained herein. The respective representations and warranties of the Parties contained herein or in any certificate or other document delivered by any Party shall not be deemed waived or otherwise affected by any investigation made by a Party hereto.

Page 15 of 16 Plus Exhibits A and B

25.17 Severability. The unenforceability, invalidity or illegality of any provision of this Lease shall not render the other provisions unenforceable, invalid, or illegal. If any provision of the Lease is held invalid or unenforceable, then the remainder of this Lease shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. If any provision of this Lease is unenforceable under the law prevailing on the date hereof, but is enforceable under the law prevailing at a subsequent time, then such originally unenforceable provision shall be deemed to take effect at the time when it becomes enforceable. As used herein, the term “unenforceable” is used in its broadest and most comprehensive sense and includes the concepts of void or voidable.

25.18 Waiver. No action or inaction of any Party to this Lease, or any Party’s failure to promptly exercise any of their rights under this Lease, shall be deemed to be a waiver of that Party’s ability to enforce their rights under this Lease. Any such waiver shall only be effective if set forth in a signed written instrument by the Party granting such waiver. A waiver by one Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

IN WITNESS WHEREOF, the undersigned have executed this Cultivation Lease as of the Effective Date.

TENANT	LANDLORD

Battle Mountain Genetics	J.R. Richardson, Lighthouse Botanicals
TJ Magellanes

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EXHIBIT A

EXHIBIT B